SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.

                                  SCHEDULE 13G



                   (under the Securities Exchange Act of 1934)
                                (Amendment No. )*

                              Plains Resources Inc.
                            -------------------------
                                (Name of Issuer)

                           Common Stock $0.1 Par Value
                         -------------------------------
                         (Title of Class of Securities)

                                    726540503
                                   -----------
                                 (Cusip Number)


Check the following box if a fee is being paid with this statement [ ] . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of more than five percent or less of such class.) (See Rule 13d-7.)

* The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                      [Continued on the following page(s)]

                                Page 1 of 4 pages

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CUSIP NO.    726540503                                  Page  2  of  4  Pages
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-------- -----------------------------------------------------------------------
1        NAME OF REPORTING PERSON
              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                 SCHRODER CAPITAL MANAGEMENT INC.  ("SCM")
                13-2697273

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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                (a) [    ]

                                                (b) [    ]

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3        SEC USE ONLY


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-------- -----------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
            DELAWARE

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----------------------------- --------------------------------------------------
         NUMBER OF            5   SOLE VOTING POWER
           SHARES                  948,800
                              --------------------------------------------------
        BENEFICIALLY          6   SHARED VOTING POWER
          OWNED BY                  ----
                              --------------------------------------------------
            EACH              7  SOLE DISPOSITIVE POWER
         REPORTING                 1,085,100
                              --------------------------------------------------
           PERSON             8  SHARED DISPOSITIVE POWER
            WITH                   -----
----------------------------- --------------------------------------------------
-------- -----------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   1,085,100


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10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*



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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                  6.43%


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-------- -----------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*
                  IA

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                      *SEE INSTRUCTION BEFORE FILLING OUT!

Cusip #    726540503                                      Page 3 of 4 Pages
          ----------


                                  SCHEDULE 13G

Item 1 (a):                Name of Issuer:
--------------------------------------------
           Plains Resources Inc.
Item 2 (b):                Address of Issuer's Principal Executive Offices;
-----------------------------------------------------------------------------
           Plains Resources Inc.
           500 Dallas Street
           Houston, TX  77002
Item 2 (a):                Name of Person Filing:
--------------------------------------------------
           See Item 1 of the Cover Page attached hereto
Item 2 (b):                Address of Principal Business Office:
----------------------------------------------------------------
           787 Seventh Avenue -34th Floor
           New York, NY  10019
Item 2 (c):                Citizenship:
---------------------------------------
           See Item 4 of Cover Page attached hereto
Item 2 (d):                Title of Class of Securities:
--------------------------------------------------------
           See Cover Page attached hereto
Item 2 (e):                CUSIP Number:
-----------------------------------------
           See Cover Page attached hereto
Item 3:    Type of Reporting Person:
--------------------------------------
           See Item 12 of Cover Page attached hereto
Item 4:    Ownership:
-----------------------

(a)  See Item 9 of the Cover Page attached hereto

(b)  Percent of Class: See Item 11 of the Cover Page attached hereto

(c) For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of the Cover Page attached hereto.

Cusip #    726540503                                        Page 4 of 4 Pages
           ---------


                                  SCHEDULE 13G


Item 5.    Ownership of Five Percent or Less of a Class:
-----------------------------------------------------------
       Not Applicable
Item 6.    Ownership of More than Five Percent on Behalf of Another Person:
-----------------------------------------------------------------------------
       Not Applicable
Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
-------------------------------------------------------------------------------
       Not Applicable
Item 8.    Identification and Classification of Members of the Group:
-----------------------------------------------------------------------
       Not Applicable
Item 9.    Notice of Dissolution of Group:
--------------------------------------------
       Not Applicable
Item 10.   Certification:
--------------------------
           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature:
-------------
           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete, and correct.


Date: February 8, 1999

                   By:          Schroder Capital Management Inc.
                   Signature:   /s/ Barbara Brooke Manning
                                -----------------------------------------------
                   Name/Title:  Barbara Brooke Manning / First Vice President